Exhibit 10.2

RESOLUTE ENERGY CORPORATION

FORM OF

PERFORMANCE CASH INCENTIVE AWARD AGREEMENT

(Officers and Senior Employees)

This Performance Cash Incentive Award Agreement (this “Agreement”) between RESOLUTE ENERGY CORPORATION (the “Corporation”) and                     (“Participant”) is dated as of                     (the “Date of Grant”).

RECITALS

A. The Corporation has adopted the Resolute Energy Corporation 2009 Performance Incentive Plan, as amended (the “Plan”);

B. The Plan provides for the granting of incentive awards to eligible persons as determined by the Administrator; and

C. The Administrator has determined that Participant is a person eligible to receive a cash incentive award under the Plan and has determined that it would be in the best interests of the Corporation to grant the award provided for herein.

AGREEMENT

1. Grant of Awards.

(a) Grant. Pursuant to the Plan and in consideration of employment services rendered and to be rendered by Participant to the Corporation, Participant is hereby awarded (i) $            of restricted cash, which may be earned and paid in accordance with Section 2 hereof (the “Restricted Cash”), and (ii) a performance-based cash award with a face amount of $            (“Face Amount”), the terms and conditions of which are set forth in Section 3 hereof (the “Performance Cash Award”). Both the Restricted Cash and Performance Cash Award are subject to the terms and conditions of the Plan and the remaining terms and conditions of this Agreement.

(b) Plan Incorporated. Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 11 below, the Restricted Cash and Performance Cash Award shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Restricted Cash.

(a) Vesting.

(i) Vesting Schedule. Participant shall vest in his or her rights in the Restricted Cash pursuant to the following schedule (each date upon which vesting of Restricted Cash occurs being referred to herein as a “Vesting Date”), subject to the conditions of the Plan and this Agreement:

Vesting Date	Amount of Restricted Cash Vested

(ii) Continuing Employment. Except as provided below, vesting of Restricted Cash pursuant to the foregoing schedule shall occur on a Vesting Date only if Participant continues to be employed by the Corporation from the Date of Grant to such Vesting Date. If the Participant ceases to be employed by the Corporation at any time prior to the final Vesting Date, for any reason or no reason, with or without cause, except as provided below, all unvested Restricted Cash shall be forfeited immediately and automatically on the date that Participant’s employment is terminated, without payment of any consideration to Participant. If the Participant is employed by a subsidiary of the Corporation, any references in this Agreement to employment with the Corporation shall instead be deemed to refer to employment with such subsidiary.

(iii) Death or Disability. Notwithstanding the foregoing, all unvested Restricted Cash shall vest effective immediately upon (i) the death of Participant or (ii) the Administrator’s determination that Participant suffers from a Disability (as defined below). For purposes of this Agreement, “Disability” means: (A) if the Participant’s employment with the Corporation is subject to the terms of an employment agreement between the Participant and the Corporation, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (B) in the absence of such an agreement, the term “Disability” shall mean a physical or mental infirmity which impairs the Participant’s ability to substantially perform his or her duties for a period of 180 consecutive days; provided, however, that in the event that the Restricted Cash is “non-qualified deferred compensation” subject to the requirements of Section 409A of the Code, the term “Disability” shall mean “disability” as defined in Treasury Regulation Section 1.409A-3(i)(4).

(iv) Change in Control Event. If, when and to the extent determined by the Administrator pursuant to Section 7.3 of the Plan, in the event that the Corporation undergoes a Change in Control Event, any unvested Restricted Cash held by the Participant will become fully vested; provided, however, that in the event that the Restricted Cash is “non-qualified deferred compensation” subject to the requirements of Section 409A of the Code, any such vesting must be part of a “plan termination” that meets the requirements of Treasury Regulation Section 1.409A-3(j)(ix)(B).

(v) [FOR CEO, PRESIDENT AND CFO ONLY] Qualifying Retirement. Notwithstanding the foregoing, in the event of Participant’s Qualifying Retirement, any Restricted Cash that remains unvested as of such date shall not terminate, but shall continue to vest on the applicable Vesting Dates as if the Participant continued to be employed by the Corporation. “Qualifying Retirement” means retirement by the Participant after the Participant has (1) attained the age of 65, (2) completed at least five years of employment with the Corporation or its predecessor entities, and (3) remains in compliance with the terms of any non-compete agreement between the Corporation and the Participant in place at the time of Participant’s retirement. In the event that subsequent to the date of the Participant’s retirement, he breaches the terms of any such non-compete agreement and fails to cure such breach within 60 days following written notice, any Restricted Cash that remains unvested at such time shall be forfeited as of the end of such cure period. The Participant agrees that he shall give the Corporation a minimum of six months advanced written notice of any retirement, except where circumstances do not permit such notice in which case Participant shall give the maximum amount of advanced notice reasonably practicable.

(b) Payment. No later than (30) days following the date on which Restricted Cash becomes “vested” (as such term is used herein), the Corporation shall deliver to Participant an amount of cash in United States Dollars equal to the amount of such vested Restricted Cash. The amount delivered shall be reduced by all applicable withholdings.

3. Performance Cash Award.

(a) Overview. The Performance Cash Award enables the Participant to earn cash amounts (referred to as “Performance Cash Amounts”) based on his or her continued employment and the Corporation’s attainment of various increasing levels of Common Stock price. The Performance Cash Amounts that accrue (meaning may potentially be paid) increase as the Corporation’s Common Stock price increases. The methodology for determining whether Performance Cash Amounts accrue is set forth in Section 3(b), below. Accrued Performance Cash Amounts are paid only to the extent that the Participant’s award has become vested pursuant to a three-year vesting schedule measured from the Date of Grant. Vesting occurs in one-third increments on each of the first three anniversary dates from the Date of Grant based on the Participant’s continuous employment, and Performance Cash Amounts that accrue will be paid in part during such period to the extent that Participant is partially vested in the Performance Cash Award. A description of the three-year vesting schedule, and the methodology for an accrued Performance Cash Amount becoming payable when the Participant is partially vested in the Performance Cash Award, is set forth in Section 3(c), below. The Performance Cash Award will generally remain outstanding for a term of 10 years from the Date of Grant. Any Performance Cash Amounts that accrue after the three-year vesting schedule has been satisfied will be fully vested upon accrual and will be paid pursuant to Section 3(c), below. The Performance Cash Award may terminate sooner than the 10 year period described above upon Participant’s termination of employment [except as set forth in Section 3(d)(ii), below, ][THE FOREGOING EXCLUSION TO BE INCLUDED ONLY WITH RESPECT TO AGREEMENTS CONTAINING RETIREMENT PROVISIONS] or a Change in Control Event. The effect of a termination of employment or a Change in Control Event on this Performance Cash Award is set forth in Sections 3(e) and 3(f) below. The actual period during which the Performance Cash Award is outstanding is referred to herein as the “Term.”

(b) Stock Price and Performance Cash Amount Accrual.

(i) Accrual of Performance Cash Amounts. The table below sets forth the multiple of the Face Amount of a Performance Cash Award that shall be accrued and payable, subject to vesting, upon the attainment of the various Closing Price Averages (defined below) shown.

Closing Price Average	Multiple of Face Amount
2.00	1.0x
2.60	1.5x
3.20	2.0x
3.80	2.5x
4.40	3.0x
5.00	3.5x
5.60	4.0x
6.20	4.5x
6.80	5.0x
7.40	5.5x
8.00	6.0x

Calculation of the Performance Cash Amount accrued pursuant to the table above shall be based on a ratchet, so that once a particular level of Closing Price Average has been attained, (i) in no event shall the Performance Cash Amount accrued as a result of attaining such level be decreased, irrespective of any future decreases in Closing Price Average, and (ii) any higher level of Closing Price Average subsequently attained shall result in an incremental amount of accrued Performance Cash Amount, such incremental Performance Cash Amount being equal to the difference between (A) the Performance Cash Amount accrued as a result of the attainment of such higher level of Closing Price Average, less (B) the Performance Cash Amount that was accrued (whether or not actually paid) immediately prior to attaining such higher level of Closing Price Average.

(ii) Closing Price Average. The “Closing Price Average” shall be the 60 trading day average closing price of the Company’s Common Stock on the New York Stock Exchange (or such other stock exchange or quotation system on which the Company’s Common Stock is then principally traded) as reported in the Wall Street Journal or such other reputable source as may be used by the Administrator in its discretion.

(iii) Adjustments for Changes in Capitalization. The Closing Price Average targets in the preceding table shall be adjusted by the Administrator to account for any of the events set forth in Section 7.1 of the Plan (e.g. stock splits, combinations, reorganizations, etc.). All adjustments under this paragraph shall be made by the Administrator, whose determinations with regard thereto shall be final and binding upon all parties.

(c) Vesting; Payment.

(i) Vesting. The Participant shall become vested in one-third portions of the Performance Cash Award in accordance with the following vesting schedule, subject to the Participant remaining in the full time employment of the Company from the Date of Grant through the relevant “Annual Service Dates” set forth below:

Annual Service Dates	Date	Vested Portion
1st Annual Service Date	May , 2016	1/3rd
2nd Annual Service Date	May , 2017	2/3rd
3rd Annual Service Date	May , 2018	Vested in full

The period from the Date of Grant through the 3rd Annual Service Date is referred to in this Agreement as the “Initial Service Period.”

(ii) Payment. Any Performance Cash Amount that accrues during the Initial Service Period shall vest in accordance with Section 3(c)(i) above and shall become payable in increments as and when the Participant becomes vested in the Performance Cash Award, or, to the extent the Participant is already partially vested in the Performance Cash Award at the time the incremental Performance Cash Amount accrues, the vested portion of the Performance Cash Amount shall become payable when it accrues. Performance Cash Amounts that accrue after the Initial Service Period through the duration of the Term shall be fully vested once accrued and shall become payable when accrued. Any Performance Cash Amounts that become payable hereunder, whether on account of accrual of a vested Performance Cash Amount or vesting of a previously accrued Performance Cash Amount, shall be paid within sixty (60) days of the date on which such amount becomes payable. [Except as set forth in Section 3(d)(ii), below, ][THE FOREGOING EXCLUSION TO BE INCLUDED ONLY WITH RESPECT TO AGREEMENTS CONTAINING RETIREMENT PROVISIONS] any accrued Performance Cash Amount that is vested but unpaid as of the date of termination shall be paid as scheduled.

(d) Examples.

For illustrative purposes only, the following four examples numbered (A) – (D) all assume that the Face Amount for the Performance Cash Award is $100:

(A) In the event Participant accrues $100 of Performance Cash as a result of the Closing Price Average reaching $2.00 prior to the 1st Annual Service Date (when the Participant is not vested at all in the Performance Cash Award), such amount would become payable in equal 1/3rd increments of $33.33 on the 1st, 2nd, and 3rd Annual Service Dates if and when the Participant vests in the Performance Cash Award, provided the Participant remains in continuous full-time employment through such dates.

(B) In the event Participant accrues $100 of Performance Cash Amount as a result of the Closing Price Average reaching $2.00 after the 1st Annual Service Date (when the Participant vested 1/3 in the Performance Cash Award) but prior to the 2nd Annual Service Date, such amount would become payable in equal 1/3rd increments of $33.33, the first payment being payable upon the accrual of the Performance Cash Amount and the second and third payments becoming payable on the 2nd and 3rd Annual Service Dates, if and when the Participant vests in the Performance Cash Award, provided the Participant remains in continuous full-time employment through such dates.

(C) In the event Participant has accrued $100 of Performance Cash Amount prior to the 1st Annual Service Date as in example (A) above, and then accrues $100 of incremental Performance Cash Amount (resulting in an aggregate Performance Cash Amount of $200, or 2x the Face Amount) as a result of the Closing Price Average reaching $3.20 between the 2nd and 3rd Annual Service Dates when the Participant is 2/3rd vested in the Performance Cash Award, $33.33 of the first $100 of accrued Performance Cash Amount would have become payable on the 1st Annual Service Date and $33.33 of such first $100 accrued Performance Cash Amount would have become payable on the 2nd Annual Service Date. Because the Participant is 2/3rd vested in the Performance Cash Award at the time of the accrual of the incremental $100 Performance Cash Amount, 2/3rd of the incremental $100 Performance Cash Amount would become payable as of the accrual date of the incremental amount. The remaining $66.67 (i.e. the 1/3rd of the aggregate $200 accrued Performance Cash Amount that would not have been vested as of the time the incremental $100 incremental amount accrued) would become payable on the 3rd Annual Service Date, provided the Participant remains in continuous full-time employment through such date.

(D) In the event Participant accrues $200 of Performance Cash Amount (or 2x the Face Amount) as a result of the Closing Price Average reaching $3.20 after the Initial Service Period is complete (when the Participant is fully vested in the Performance Cash Award), such amount would become payable as of the accrual date. Furthermore, if after such time but before the expiration of the Term, Participant accrues an additional $100 of incremental Performance Cash Amount (resulting in an aggregate Performance Cash Amount of $300, or 3x the Face Amount) as a result of the Closing Price Average reaching $4.40, then such incremental Performance Cash (the incremental $100) would become payable on the accrual date of such incremental amount.

(iii) Withholdings and Forfeiture. The amount delivered shall be reduced by all applicable withholdings. [Unless otherwise provided in Section 3(e)(ii), below,][THE FOREGOING EXCLUSION TO BE INCLUDED ONLY WITH RESPECT TO AGREEMENTS CONTAINING RETIREMENT PROVISIONS](i) in the event Participant terminates employment for any reason prior to the expiration of the Initial Service Period, any accrued Performance Cash Amount that is not vested as of the date of termination shall be forfeited, and (ii) any accrued Performance Cash Amount that is vested but unpaid as of the date of termination shall be paid as scheduled.

(d) Termination of Employment.

(i) Continuing Employment. Except as provided below, if the Participant ceases to be employed by the Corporation at any time, for any reason or no reason, with or without cause, any unvested Performance Cash Amounts as of the date of termination shall immediately be forfeited and no further amounts shall be accrued pursuant to the Performance Cash Award; provided, however, that any vested Performance Cash Amounts shall be paid as scheduled. If the Participant is employed by a subsidiary of the Corporation, any references in this Agreement to employment with the Corporation shall instead be deemed to refer to employment with such subsidiary.

(ii) [FOR CEO, PRESIDENT AND CFO ONLY] Qualifying Retirement. Notwithstanding the foregoing, in the event of Participant’s Qualifying Retirement, the Performance Cash Award shall not terminate but shall instead remain outstanding as if the Participant continued to be employed by the Corporation. In the event that subsequent to the date of the Participant’s retirement, he breaches the terms of any non-compete agreement between the Corporation and the Participant in place at the time of Participant’s retirement and fails to cure such breach within 60 days following written notice, the Performance Cash Award shall terminate and no further amounts shall be payable hereunder (including, but not limited to, any accrued but unpaid Performance Cash Amounts as of the end of such cure period (whether vested or unvested), which shall be forfeited).

(e) Change in Control Event. Notwithstanding anything to the contrary in this Section 3, and except as provided below, on the date of any Change in Control Event, (i) the Corporation shall perform a final calculation of the Performance Cash Amount accrued in accordance with Section 3(c)(i), above, as if the price per share of Common Stock received or to be received by the Company’s stockholders in the Change in Control transaction were the Closing Price Average of the stock on the date of the Change in Control, (ii) all Performance Cash Amounts accrued as result of the Change in Control Event, and all previous Performance Cash Amounts accrued but then unpaid (whether vested or unvested), shall be paid immediately upon the occurrence of the Change in Control Event, and (iii) the Performance Cash Award shall then terminate and cease to be outstanding. In the event the Performance Cash Award is “non-qualified deferred compensation” subject to the requirements of Section 409A of the Code, the foregoing provisions shall apply only if the Change in Control Event also qualifies as a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

4. Issuance and Limits on Transferability. Participant’s rights hereunder shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance that does not satisfy the requirements of this Agreement and the Plan shall be void and unenforceable against the Corporation.

5. No Rights. The Restricted Cash and Performance Cash Award evidenced by this Agreement shall be unfunded and unsecured obligations of the Company. In no event shall the Participant have the right to any specific assets of the Company, and Participant shall be treated as a general, unsecured creditor of the Company with respect to any amount that may be earned by Participant hereunder.

6. Withholding. All amounts payable hereunder shall be subject to and reduced by all applicable federal, state, and local income and employment tax withholdings.

7. Authority of Administrator. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Administrator shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Administrator with respect to this Agreement, including determinations as to the attainment of any particular level of Closing Price Average, shall be made in the Administrator’s discretion and shall be final and binding on the Participant.

8. Binding Effect. This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.

9. No Right to Continued Employment. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Cash and the earning of amounts under the Performance Cash Award is contingent upon his or her continued employment by the Corporation, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Participant any rights with respect to continued employment by the Corporation.

10. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

11. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

12. Amendment. The Corporation may modify, amend or waive the terms of this award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NYSE or stock exchange rules, tax rules or accounting rules. Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

13. Participant’s Acknowledgments. The Participant acknowledges that he or she has read this Agreement, has received and read the Plan and the Prospectus captioned Resolute Energy Corporation 2009 Performance Incentive Plan (“Information”), and understands the terms and conditions of this Agreement, the Plan and the Information.

14. Code Section 409A. It is the intent of the parties that this Agreement comply with or be exempt from the requirements of Section 409A of the Code, and this Agreement shall be interpreted accordingly. For purpose of Code Section 409A, all separately identifiable payments shall be treated as separate payments for purposes of Code Section 409A, and any payment that is to be made in installments shall be treated as a series of separate payments for purposes of Code Section 409A. In the event that any provision of this Agreement violates or is likely to violate the requirements of Code Section 409A, the parties shall cooperate in good faith to amend this Agreement to the minimum extent necessary to comply with Code Section 409A and to provide the incentives intended herein. In no event, however, shall the Corporation be liable to Participant for any taxes, interest, or penalties that may apply to Participant as a result of the application of Code Section 409A to this Agreement or to any payments or amounts hereunder.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Performance Cash Incentive Award Agreement (Officers and Senior Employees) as of the date first written above.

RESOLUTE ENERGY CORPORATION

By:
Name:
Title:

PARTICIPANT:

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